EXHIBIT (99)


   -----------------------------------------------------------------
   INVESTOR RELEASE
   -----------------------------------------------------------------

   FOR IMMEDIATE RELEASE          FOR MORE INFORMATION CONTACT:
   05/27/94                       Patty Paul, Investors 708-575-3499
                                  Chuck Ebeling, Media 708-575-6150



                             MCDONALD'S ANNOUNCES
                    STOCK SPLIT AND CASH DIVIDEND INCREASE
                              AT ANNUAL MEETING


        Oak Brook, IL -- Michael R. Quinlan, Chairman and Chief Executive Officer of McDonald's, announced of a 2-for-1 common stock split in the form of a stock dividend at the Company's annual meeting held today at McDonald's Office Campus in Oak Brook, IL. The stock split is payable on June 24, 1994, to all shareholders of record on June 7, 1994. Also, a common stock cash dividend increase of 12 percent to 12 cents per share was declared payable on pre-split shares on June 17, 1994, to all common shareholders of record on June 7, 1994. This stock split is the Company's 11th since going public in 1965; the cash dividend increase is the Company's 20th since it first started paying dividends in 1976.

        At the meeting Quinlan and other members of top management discussed key strategies driving its vision of maintaining and growing its leadership position in the global foodservice marketplace. The following points were made:

     - McDonald's value strategy continues to be an important driver of sales and profits worldwide. Last year, about
        45 percent of regular menu transactions in the U.S. included an Extra Value Meal; in countries like Argentina and Malaysia, they are included in more than half of all transactions.

     - Site development is a key strategy driving long-term growth. The Company has stepped up expansion and plans to add 900 to 1,200 restaurants worldwide in 1994 and in each of the next several years. In addition, McDonald's plans to open several hundred satellite locations annually, such as those in Wal Mart stores and gas stations.

     - Supporting expansion and value is a focus on reducing development and operating costs. As a result of appropriate sizing, standardization and efficient purchasing, restaurants go up faster and at lower cost than ever before. McDonald's is only just beginning to realize the benefits of purchasing on a global basis, saving the System more than $70 million in 1993.

     - Ensuring that customers' McDonald's experiences exceed their expectations is another global strategy. The totality of Brand McDonald's and what it represents in the eyes of customers is a powerful competitive advantage as it communicates that McDonald's is global, family-oriented, convenient, and serves great food at a good value.

        In addition, Jack M. Greenberg, Vice Chairman and Chief Financial Officer, discussed how the Company is deploying free cash flow to maximize shareholder return -- which is comprised of stock price appreciation and dividend income. While dividends are a direct return of shareholders' investment, share repurchase also benefits shareholders because as the number of shares outstanding decreases, future profits will be spread over fewer shares which should make each share more valuable. The Company believes that repurchasing shares of McDonald's common stock is a good investment and the best way to deploy growing free cash flow to enhance investor returns at this time. In January, the Company announced its intention to repurchase $1 billion of its stock over the next three years, and has repurchased more than $2.2 billion of its stock in the past ten years.

        At the meeting, shareholders elected all nominees for Director, and rejected a shareholder proposal on environmental principles. In addition, the following four members of McDonald's management team were appointed to serve with the elected Board of Directors for a one-year term as nonvoting advisory directors:

        Robert J. Doran -- Senior Vice President, U.S. Zone Manager Andreas J. Hacker -- Managing Director, McDonald's
          Development Company--Central Europe
        Paul S. Preston -- President and Chief Executive Officer,
          McDonald's U.K. and International Relationship Partner -- Europe James T. Rand -- Vice President, Marketing

        McDonald's is the leading foodservice retailer in the global consumer marketplace, with more than 14,100 restaurants in 71 countries. About 80 percent of McDonald's restaurant businesses are locally owned and operated by independent entrepreneurs.

                                   #  #  #


                         COMPOUND ANNUAL TOTAL RETURN
                    Five-Year Period Ended March 31, 1994

   Standard & Poor's 500 - 12.1%
   Dow Jones Industrial Average - 13.3%
   McDonald's Common Stock - 18.3%
      (17.2% of which was Stock Price Appreciation)
      (1.1% of which was Dividend Income)

   Total return realized by shareholders is comprised of stock price appreciation and dividend income. Most of the return realized by McDonald's common shareholders has been comprised of stock price appreciation.

   While dividends are a direct return on shareholders' investment, share repurchase also benefits shareholders because as the number of shares outstanding decreases, future profits will be spread over fewer shares which should make each share more valuable. The Company believes that repurchasing shares of McDonald's common stock is a good investment and the best way to deploy growing free cash flow to enhance investor returns at this time. In January, the Company announced its intention to repurchase $1 billion of its stock over the next three years, and has repurchased more than $2.2 billion of its stock in the past ten years.